Filed Pursuant to Rule 424(b)(3)

Registration No. 333-213043

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 8 DATED NOVEMBER 6, 2018

TO THE PROSPECTUS DATED MAY 1, 2018

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Blackstone Real Estate Income Trust, Inc., dated May 1, 2018 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Blackstone Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise. The purpose of this Supplement is to disclose additional suitability standards for our offering applicable to investors residing in Puerto Rico.

Suitability Standards

The following disclosure supplements the “Suitability Standards” section of the Prospectus.

Puerto Rico Investors. Purchasers residing in Puerto Rico may not invest more than 10% of their liquid net worth in us, our affiliates, and in other non-traded REITs. For purposes of Puerto Rico’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.